EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT



The subsidiaries of the registrant are:

Moms Pharmacy, Inc., a California corporation

Medicine Made Easy, a California corporation

Mail Order Meds of Texas, Inc., a Texas corporation

Moms Pharmacy, Inc., a New York corporation

Moms Pharmacy, LLC, a Florida limited liability company




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